EXHIBIT 99.1

Fentura Financial, Inc.
P.O. Box 725
Fenton, MI 48430-0725

Contact:	Donald L. Grill President & CEO Fentura Financial, Inc. (810) 714-3985 November 8, 2005

For Immediate Release

        Fentura Financial, Inc. (Fentura) recently completed an investment in a newly formed Michigan bank. Following action by the Board of Directors, Fentura became a minority investor in North Star Financial Holdings, Inc. (North Star) headquartered in Bingham Farms Michigan. North Star is the holding company for NSTAR Community Bank also of Bingham Farms, which opened for business in September of 2005.

        In connection with the Fentura investment, Fentura’s subsidiary bank, The State Bank headquartered in Fenton, Michigan will provide various loan services to assist NSTAR Community Bank in meeting the loan needs of its customers. Similar arrangements may be made in the future for The State Bank to provide services for other financial products and services shared between the two banks.

        According to Donald L. Grill, President and CEO of Fentura, “This is our fourth investment arrangement with newly formed Michigan banks. These unique banking arrangements exhibit Fentura’s expanding support of community banking in Michigan, by creating an environment which encourages community banks to partner with other community banks and/or Fentura subsidiaries. We believe that by working together, we can expand our product offerings, achieve operating efficiencies and improve the performance and profitability of the participating banks and bank holding companies.”

        Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc, and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving Davison and Goodrich; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.